Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports First Quarter 2020 Results

Call scheduled for today, May 13, at 4:30pm ET

TUCSON, Ariz., May 13, 2020 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company whose mission is to advance precision medicine, today reported its financial results for the first quarter ended March 31, 2020.

“With the COVID-19 pandemic impacting businesses globally, the first quarter of 2020 was unlike anything we would have anticipated. As work from home restrictions directly impacted our customers and their normal ordering patterns, we felt the immediate impact,” said John Lubniewski, President and CEO of HTG. “However, we have managed to take advantage of this time to leverage our teams, improve our processes, and accomplish detailed long-term planning all in preparation of emerging from this period as a stronger company. While we cannot be certain of the ultimate impact of the COVID-19 pandemic on us or our customers, we are optimistic that demand for our products and services will return.”

Mr. Lubniewski continued, “Our product development teams have made progress towards the key milestones that we had set for ourselves during the quarter. Our California and Arizona development teams continue to implement our development strategy and we are on track to deliver development milestones. While the pandemic has created some near-term uncertainty, we are very proud of how our employees have faced the challenges – with flexibility and a commitment to ensuring our long-term success. When our customers eventually return to a more normal work environment, we will be prepared to meet demand and for growth in our business.”

First Quarter 2020 Financial Highlights:

Total revenue for the first quarter ended March 31, 2020 was $2.2 million, compared with $3.2 million for the same period in 2019. The decrease in revenue is a result of the impact of the COVID-19 pandemic requiring the closure of customer facilities around the globe. These closures limited the company’s ability to deliver its products to customer facilities and created challenges for customers in preparing and shipping samples to the company for processing.

Product and product-related services revenue was $2.0 million, compared with $2.7 million for the same period in 2019. This decrease in direct revenue primarily reflects a decline in lower margin, subcontracted laboratory services revenue reflected in RUO sample processing revenue when compared with first quarter of 2019 revenue.

Collaborative development services revenue for the quarter ended March 31, 2020 was $0.2 million compared with $0.5 million for the same period in 2019. The decrease in collaborative development services revenue reflects a decrease in activity as partners approached key decision points in current active programs.

Net loss from operations for the first quarter ended March 31, 2020 was $5.4 million, compared with $5.3 million for the first quarter of 2019. Net loss per share was $(0.08) for the first quarter of 2020 compared with $(0.19) for the first quarter of 2019.

Cash, cash equivalents and short-term available-for-sale securities totaled $32.0 million as of March 31, 2020, with current liabilities of approximately $8.4 million and non-current liabilities of $11.6 million. An additional $3.3 million of restricted cash was held in connection with a convertible note that is included in current liabilities as of March 31, 2020.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Wednesday, May 13, 2020
Time:	4:30 p.m. Eastern Time
Toll Free:	(877) 407-0789
International:	(201) 689-8562
Conference ID:	13703169
Webcast:	http://public.viavid.com/index.php?id=139651

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Its mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our being on track to deliver development milestones and our expectations for increased demand for our products and services in the future and our ability to meet those demands. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with the impact of the COVID-19 pandemic on the company and its customers; the risk that products that we expect to develop in 2020 are not developed or released; the risk that we may not establish new and significant collaboration development arrangements; risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Ashley Robinson

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Product and product-related services	$1,988,137	$2,662,505
Collaborative development services	237,337	540,320
Total revenue	2,225,474	3,202,825

Operating expenses:
Cost of product and product-related services revenue	1,015,492	2,045,527
Selling, general and administrative	4,675,263	4,400,866
Research and development	1,926,275	2,074,748
Total operating expenses	7,617,030	8,521,141
Operating loss	(5,391,556)	(5,318,316)
Other income (expense), net	(61,166)	(52,530)
Net loss before income taxes	(5,452,722)	(5,370,846)
Provision for income taxes	(5,176)	—
Net loss	$(5,457,898)	$(5,370,846)

Net loss per share, basic and diluted	$(0.08)	$(0.19)
Shares used in computing net loss per share, basic and diluted	64,567,932	28,600,679

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2020	2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$10,403,697	$7,619,748
Short-term investments available-for-sale, at fair value	21,554,318	25,410,222
Restricted cash	3,270,247	3,270,247
Accounts receivable	1,202,469	3,164,176
Inventory, net	1,637,898	1,269,667
Prepaid expenses and other	525,647	633,522
Total current assets	38,594,276	41,367,582

Operating lease right-of-use assets	1,039,045	1,209,145
Property and equipment, net	2,169,663	2,240,133
Other non-current assets	123,086	302,409
Total assets	$41,926,070	$45,119,269

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,666,819	$1,662,583
Accrued liabilities	1,195,827	1,870,296
Contract liabilities - current	409,449	426,014
NuvoGen obligation - current	1,093,592	1,152,233
MidCap Term Loan payable - current	280,000	—
Convertible note - current, net of debt issuance costs	2,991,031	2,987,667
Operating lease liabilities - current	696,301	758,932
Other current liabilities	36,205	41,134
Total current liabilities	8,369,224	8,898,859
NuvoGen obligation - non-current, net of discount	4,265,991	4,498,777
MidCap Term Loan payable - net of discount and debt issuance costs	6,629,972	6,871,545
Operating lease liabilities - non-current	512,718	636,340
Other non-current liabilities	234,981	244,114
Total liabilities	20,012,886	21,149,635
Commitments and Contingencies
Total stockholders’ equity	21,913,184	23,969,634
Total liabilities and stockholders' equity	$41,926,070	$45,119,269